Exhibit 10.27

June 2, 2009

PERSONAL AND CONFIDENTIAL

Mary Lynne Hedley, Ph.D.

Re:	Offer of Employment

Dear Dr. Hedley:

It gives me great pleasure to offer you the position of Executive Vice President of Operations and Chief Scientific Officer. I hope that you will find working at Abraxis BioScience, LLC (the “Company”) a richly rewarding experience.

The offer is as follows:

1.	Job Title/Location: Executive Vice President of Operations and Chief Scientific Officer / Boston, Massachusetts

2.	Start Date: July 20, 2009 or such earlier date as may be mutually agreed between the parties (the “Effective Date”)

3.	Reporting To: Lonnie Moulder, President and Chief Executive Officer

4.	Salary: You will receive an annual base salary of $440,000.00. The Salary will be paid in accordance with the Company’s regularly established payroll practice. The Salary hereof is a gross amount, and the Company will be required to withhold from such amount deductions with respect to Federal, state and local taxes, FICA, unemployment compensation taxes and similar taxes, assessments or withholding requirements.

5.	Bonus Opportunity: The target bonus for this position is 50% of your Salary, subject to the terms and conditions of the Company’s bonus policy. You will be eligible for the 2009 bonus plan (payable in 2010), which will be subject to equitable proration based on length of service. You will receive annual performance reviews starting in 2010.

6.

Equity Compensation: Subject to approval of the Compensation Committee in its sole discretion, you will be granted an option to purchase 50,000 shares of common stock of Abraxis BioScience, Inc. (“Parent”) under Parent’s 2007 Stock Incentive Plan, which option shall (a) have an exercise price equal to the closing trading price of Parent’s common stock on the grant date, (b) vest in equal annual installments over a four-year period, starting on the first anniversary of the grant date, (c) vest in full upon the

Mary Lynne Hedley, Ph.D.

June 2, 2009

consummation of a Transaction (as defined below), provided you are employed with the Company on the date of such Transaction, and (d) otherwise be evidenced by Parent’s standard form of stock option agreement. In addition, subject to approval of the Compensation Committee in its sole discretion, you will be granted 25,000 restricted stock units under Parent’s 2007 Stock Incentive Plan, which restricted stock units shall (a) entitle you to one share of Parent’s common stock for each vested restricted stock unit, (b) vest in equal annual installments over a four-year period, starting on the first anniversary of the grant date, (c) vest in full upon the consummation of a Transaction, provided you are employed with the Company on the date of such Transaction, and (d) otherwise be evidenced by Parent’s standard form of restricted stock unit agreement.

7.	Sign-On Bonus: A sign-on bonus of $50,000, less all required withholdings and deductions, will be delivered to you within 30 days of the Effective Date, subject to the successful completion of your pre-employment screening requirements. In the event you voluntarily terminate your employment with the Company (other than for Good Reason) or the Company terminates your employment for Cause, in each case within one year of the Effective Date, you agree to repay to the Company the sign-on bonus within 30 days of your termination date.

8.	Severance: In the event that (i) the Company terminates your employment without Cause or (ii) you terminate your employment for Good Reason, in each case prior to the consummation of a Transaction, then the Company shall pay you a single cash payment equal to eighteen (18) months of your then-current annual base salary plus an amount equal to your target bonus for the year in which the termination occurs, prorated based on the number of days of employment during the year in which the termination has occurred, in each case less all applicable federal, state, and local withholdings and deductions. Such payment shall be made within two and one-half (2.5) months following the date on which the termination occurs, subject to any required delay to satisfy the requirements of Section 409A as provided in Section 11. In addition, in the event of any such foregoing termination of employment, the vesting of any stock options and other equity awards granted to you shall accelerate so that an additional twenty-five percent (25%) of the underlying shares shall vest on the termination date; provided, that no more than 100% of the underlying shares subject to such options or other equity awards then-outstanding shall vest in the event the unvested portion on the termination date is less than twenty-five percent (25%). Your receipt of any payment or other benefit under this paragraph shall be contingent upon your signing of a general release agreement satisfactory to the Company within the thirty (30) day period following your termination date and your non-revocation of such release agreement during any statutorily-provided revocation period. If at any time you resign from or otherwise terminate your employment (other than for Good Reason) or you are terminated with Cause, you will not be eligible for any severance payment or accelerated vesting of any equity.

9.

Transaction Bonus: Upon the consummation of a Transaction, provided that your employment has not terminated prior to the Transaction, you will be entitled to receive a single cash payment equal to eighteen (18) months of your then-current annual base

Mary Lynne Hedley, Ph.D.

June 2, 2009

salary plus an amount equal to your target bonus for the year in which the Transaction occurs, prorated based on the number of days of employment prior to the date of completion of the Transaction during the year in which the Transaction occurs, in each case less all applicable federal, state, and local withholdings and deductions. Such payment shall be made within two and one-half (2.5) months following the date on which the Transaction occurs.

10.

Definitions: For purposes of this letter, “Cause” shall mean any of the following: (a) a material breach of any agreement you have with the Company, including, but not limited to, the Proprietary Interest Protection Agreement, or any policy of the Company, and such material breach is not cured to the reasonable satisfaction of the Company within twenty (20) days after written notice to you; (b) conviction of a felony or any other crime involving dishonesty, breach of trust, moral turpitude, or physical harm to any person (including, but not limited to, the Company or any of its employees); (c) an act of fraud, misconduct, or dishonesty in connection with the business of the Company; (d) failure to satisfactorily or adequately perform your duties hereunder as reasonably determined by the Company, including, but not limited to, your inability to achieve goals, inability to work with others, insubordination or excessive tardiness, or failure to implement or follow a lawful policy or directive of the Company, and in each case such failure continues for a period of twenty (20) days after written notice to you; (e) your receipt of a Final Written Warning for any reason; or (f) insobriety or other substance abuse during work activities. For purposes of this letter, “Good Reason” means, without your consent, the occurrence of any of the following circumstances: (i) there is a change in your responsibilities which represents a material and adverse change from your overall responsibilities, taken as a whole (except any changes resulting from the proposed corporate spin-off of Abraxis Health); or (ii) you are required to be based at any place outside a fifty (50) mile radius from Boston, Massachusetts, except for travel that is reasonably necessary in connection with the Company’s business. Your voluntary termination shall be deemed for purposes hereof to have occurred for Good Reason only if (i) you provide written notice to the Company prior to resignation and within twenty (20) days after you become aware of the circumstances giving rise to Good Reason, (ii) the Company fails to correct the circumstances giving rise to Good Reason prior to resignation and within thirty (30) days following receipt of such notice and (iii) you resign within fifteen (15) days following such thirty (30) day period. “Transaction” shall mean (i) a transaction (including, but not limited to, a sale of equity interests, merger, consolidation, reorganization or recapitalization) pursuant to which the holders of the voting equity securities of the Company immediately prior to such transaction (or their affiliates) cease to beneficially own more than fifty percent (50%) of voting equity securities of the Company or its successor (or, if there is a parent of the Company following such transaction, of the ultimate parent) immediately following such transaction, (ii) a transaction (including, but not limited to, a merger, consolidation, reorganization or recapitalization) pursuant to which the holders of the voting capital stock of Parent immediately prior to such transaction (or their affiliates) cease to beneficially own more than fifty percent (50%) of voting capital stock of Parent or its successor (or, if there is a parent of Parent following such transaction, of the ultimate

Mary Lynne Hedley, Ph.D.

June 2, 2009

parent) immediately following such transaction or (iii) the Company sells all or substantially all of its assets to a third party; provided, that the proposed corporate spin-off of Abraxis Health shall not be considered a “Transaction” for purposes of this definition.

11.	Section 409A: To the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to payments made to certain “key employees” of certain publicly-traded companies), any severance payments payable to you under the terms of paragraph 8 which constitute deferred compensation subject to Code Section 409A to which you would otherwise be entitled during the six (6) month period immediately following your separation from service will be paid on the earlier of (i) the first business day following the expiration of such six (6) month period or (ii) your death. You and the Company shall reasonably cooperate with each other to avoid the imposition of any additional taxes, interest and/or penalty to you under Section 409A of the Code.

12.	Parachute Payment Excise Tax:

(a) Subject to paragraph 12(b), in the event that any payments or benefits (within the meaning of Section 280G(b)(2) of the Code) to you or for your benefit, paid or payable or distributed or distributable pursuant to the terms of this offer letter or otherwise in connection with, or arising out of, your employment with the Company or a Transaction (a “Payment” or “Payments”) are deemed “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code, but determined without regard to Section 280G(b)(2)(A)(ii)) (the “Parachute Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of your failure to file timely a tax return or pay taxes shown due on your return) imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Notwithstanding any other provision to the contrary, in the event the total amount of Payments does not exceed 110% of the Capped Amount, no Gross-Up Payment shall be made, and instead the total amount of Payments shall be reduced or limited to the Capped Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing any cash payments. The “Capped Amount” means three (3) times your “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus one dollar ($1).

(c) You shall notify the Company in writing of the details of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or any additional Gross-Up Payment as soon as practicable, but

Mary Lynne Hedley, Ph.D.

June 2, 2009

no later than 10 business days after you are informed of such claim. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you prior to the expiration of such period that the Company desires to contest such claim, you shall permit the Company to participate in any proceedings relating to such claim in such a manner as determined by the Company in its sole discretion, and fully cooperate with the Company at the Company’s expense in good faith in order effectively to contest such claim in such manner as requested by the Company.

(d) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”).

(e) If an Excess Payment is determined by the applicable government authority to have been made, the amount of the Excess Payment shall be promptly repaid by you to the Company.

(f) Notwithstanding anything contained in this offer letter to the contrary, in the event that an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

(g) Any Gross-Up Payment payable hereunder shall be made to you no later than the end of the tax year following the tax year in which you remit payment of the applicable Excise Taxes to the applicable government taxing authority.

13.	Benefits: You will be entitled to participate in all benefit plans (including, but not limited to, any medical, dental, life insurance, retirement and disability plans), which may be available from time to time to the employees of the Company. These benefits will generally take effect on the first day of the month following the Effective Date. Please see the enclosed materials for additional details. You acknowledge and agree that the Company may, in its discretion, terminate at any time or modify from time to time any such benefit plans.

14.	Vacation: Vacation is accrued at a rate of four (4) weeks per year as described in our Employee Handbook.

15.	Pre-Employment Screening: This offer is contingent upon successful completion of a pre-employment drug screening and a background check.

16.	Employment Verification: Prior to the Effective Date, you must present verification that you are eligible to be employed in the United States as required by law. This can be accomplished by presenting your Social Security Card and driver’s license/state identification card.

Mary Lynne Hedley, Ph.D.

June 2, 2009

17.	Prior Agreements: You represent that you have full authority to enter into this Agreement and you are not under any contractual restraint, which would prohibit you from satisfactorily performing your duties to the Company under this Agreement. Prior to the Effective Date, you must submit to the Company any confidential or other employment agreements that you may have with your current employer.

18.	Company Policies: You will be required to adhere to all Company policies and procedures as set forth in the Employee Handbook, the Code of Business Conduct and as otherwise implemented from time to time.

19.	Confidentiality Agreement: Prior to the Effective Date, you must execute a Proprietary Interest Protection Agreement.

20.	Employment At Will: This offer is for EMPLOYMENT AT WILL such that your employment with the Company can be terminated by either you or the Company at any time, for any reason, with or without prior notice.

21.	Arbitration. You agree that all disputes, controversies, and claims arising out of, relating to, or connected with this offer letter, or alleged breach thereof or otherwise arising out of or related to this offer letter or your employment, shall be resolved exclusively through arbitration before a single arbitrator and administered by the American Arbitration Association in accordance with its then-existing Employment Arbitration Rules. Such arbitration shall take place in Boston, Massachusetts, or any other place selected by mutual agreement of the parties. All arbitration awards shall be final and binding upon the parties, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction located in Massachusetts or otherwise.

22.	Expiration of Offer: If this offer is not accepted by 5 pm (California time) on July 17, 2009, it will be considered automatically withdrawn and no longer valid.

Please sign and date the enclosed copy of this letter and return it along with the new hire paperwork to me at Abraxis BioScience, LLC, 11755 Wilshire Blvd., Suite 2000, Los Angeles, California 90025, no later than July 17, 2009.

Mary Lynne Hedley, Ph.D.

June 2, 2009

I look forward to you joining our organization. If you should have any questions, please contact me at 310.405.7460.

Sincerely,

/s/ Katie Bava
Katie Bava Human Resources Manager

cc:	Personnel File

My signature indicates acceptance of this offer:

/s/ Mary Lynne Hedley	June 22, 2009
Mary Lynne Hedley, Ph.D.	Date